Exhibit 99.1

    IRON MOUNTAIN INCORPORATED REPORTS FOURTH QUARTER 2004 FINANCIAL RESULTS

     * Total Revenues are $479 Million, Up 17%

     * Operating Income is $87 Million

     * OIBDA is $131 Million; 27.3% of Revenues

     * Net Income is $0.23 per Diluted Share

    BOSTON, March 2 /PRNewswire-FirstCall/ -- Iron Mountain Incorporated (NYSE:
IRM), the leader in records and information management services, today announced its financial results for the year ended December 31, 2004 and reported higher revenues, operating income and OIBDA for the fourth quarter ended December 31, 2004. Net income for the quarter was $0.23 per diluted share.

    Iron Mountain's total consolidated revenues for the quarter ended December 31, 2004 grew to $479 million, an increase of 17% compared with the quarter ended December 31, 2003. For the quarter, storage revenues grew 15% and service revenues grew 21% compared to the same period in 2003. Storage revenues, which are considered a key performance indicator for the records and information management services industry, are largely recurring since customers typically retain their records for many years. This marks the 64th consecutive quarter for which the Company has reported increased storage revenues.

    For the fourth quarter of 2004, the storage and service revenue internal growth rates were 9% and 9%, respectively, yielding a total internal revenue growth rate of 9%.

    Richard Reese, the Company's Chairman and CEO, stated, "2004 was an important year for Iron Mountain. Financially we ended the year within or above all of our target ranges and strategically we made major strides in all of our major growth initiatives. We established ourselves as the largest North American provider of integrated shredding services, consolidated ownership of important international businesses in Europe and Latin America and, with the acquisition of Connected Corp. in November, became the leader in the management and protection of distributed data. In a year of significant expansion and transition, our sales force exceeded production expectations. We have built a tremendous organization, our value proposition is strengthening and our opportunities continue to grow. In 2005, we look forward to even greater effectiveness and efficiency from our selling organization and a sharper focus on execution throughout the entire Company as we profitably capture the tremendous opportunity we see before us."

    Operating income before depreciation and amortization ("OIBDA") was $131 million, or 27.3% of revenues, for the quarter ended December 31, 2004 compared to $124 million, or 30.3% of revenues, for the quarter ended December 31, 2003. See Appendix A at the end of this press release for a discussion of OIBDA and the required reconciliation to the appropriate GAAP measures.

    Operating income for the fourth quarter of 2004 was $87 million, or 18% of revenues, compared to $87 million, or 21% of revenues, for the same period in 2003. Net income for the quarter was $30 million, or $0.23 per diluted share, an increase of 5% from $28 million, or $0.22 per diluted share, for the same period in 2003. All per share amounts have been adjusted to reflect the three-for-two stock split, effected in the form of a dividend, paid on June 30, 2004.

    Included in net income for the fourth quarter of 2004 is $12 million, or $0.05 per diluted share, of other income, net comprised primarily of foreign currency related net gains due to the strengthening of the Euro and the Canadian Dollar. The net effect of the exchange rate fluctuations relative to the British Pound Sterling was less than $3 million due primarily to the implementation of the Company's hedging strategy relative to that currency. Included in net income for the fourth quarter of 2003 is $5 million, or $0.02 per diluted share, of other income, net comprised primarily of $11 million of foreign currency related net gains, due primarily to the strengthening of the Canadian Dollar and the British Pound Sterling, which was partially offset by $7 million of charges for the early extinguishment of debt related to the Company's 2003 refinancing activities.

    For the year ended December 31, 2004, the Company reported total consolidated revenues of $1.82 billion, an increase of 21%, with storage revenues growing at 19% and service revenues growing at 24% compared to the prior year. For the year, storage and service revenue internal growth rates were 9% and 6%, respectively, yielding a total internal revenue growth rate of 8%.

    OIBDA was $508 million, or 28.0% of revenues, for the year ended December 31, 2004 compared to $436 million, or 29.0% of revenues, for the year ended December 31, 2003.

    Operating income for 2004 was $344 million, or 19% of revenues, compared to $305 million, or 20% of revenues, for 2003. Net income was $94 million, or $0.72 per diluted share, for 2004, compared to $85 million, or $0.65 per diluted share, for 2003.

    Included in net income for 2004 is $8 million, or $0.04 per diluted share, of other income, net comprised primarily of $9 million of foreign currency related net gains, due primarily to the strengthening of the British Pound Sterling, the Euro and the Canadian Dollar, which was partially offset by $2 million of charges for the early extinguishment of debt related to the Company's 2004 refinancing activities. Included in net income for 2003 is $3 million, or $0.01 per diluted share, of other income, net comprised primarily of $30 million of foreign currency related net gains, due primarily to the strengthening of the Canadian Dollar offset by $28 million of charges for the early extinguishment of debt related to the Company's 2003 refinancing activities.

    In line with its strategy, Iron Mountain made selected acquisitions, opportunistically buying attractive businesses that provide a strong platform for future growth by expanding the Company's geographic footprint and information management product offerings and enhancing its existing operations. Since the end of November 2004, the Company has completed four secure shredding acquisitions and the purchase of minority interests in two of our Latin American subsidiaries for total consideration of approximately $33 million in cash.

    The most significant fourth quarter 2004 transaction was the acquisition of Framingham, Massachusetts-based Connected Corporation for total consideration of approximately $109 million, net of cash acquired. The acquisition builds on Iron Mountain's mission to protect its customers' information and to protect its customers through compliant information management. Connected Corporation is a technology and market leader in the protection, archiving and recovery of distributed data. The transaction closed in early November.

                          Financial Performance Outlook

    The following statements are based on current expectations and do not include the potential impact of any future acquisitions. These statements are forward-looking, and actual results may differ materially. Please refer to the cautionary language included in this press release when considering this information. The Company undertakes no obligation to update this information (dollars in millions):

                                                Full Year Ending December 31, 2005
                         Quarter Ending      -----------------------------------------
                         March 31, 2005           Previous               Current
                       -------------------   -------------------   -------------------
                         Low        High       Low        High       Low        High
                       --------   --------   --------   --------   --------   --------
Revenues               $    485   $    495   $  1,950   $  2,020   $  1,970   $  2,030
Operating Income             78         85        341        360        345        360
Depreciation &
 Amortization                  ~45                179        185        180        185

Capital Expenditures                              220        250        220        250

    Iron Mountain's conference call to discuss the fourth quarter and full year 2004 financial results will be held today at 11:00 a.m. Eastern Time. In order to further enhance the overall quality of its investor communications, the Company will simulcast the conference call on its website at http://www.ironmountain.com, the content of which is not part of this earnings release. A slide presentation providing summary financial and statistical information that will be discussed on the conference call will also be posted to the website and available for real-time viewing. The slide presentation and replays of the conference call will be available on the website for future reference.

    About Iron Mountain
    Iron Mountain Incorporated is the world's trusted partner for outsourced records and information management services. Founded in 1951, the Company has grown to service more than 235,000 customer accounts throughout the United States, Canada, Europe and Latin America. Iron Mountain offers records management services for both physical and digital media, disaster recovery support services, and consulting -- services that help businesses save money and manage risks associated with legal and regulatory compliance, protection of vital information, and business continuity challenges. For more information, visit http://www.ironmountain.com.

                            Certain Important Factors

    This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws, and is subject to the safe-harbor created by such Act. Forward-looking statements include 2005 financial performance outlook and statements regarding our goals, beliefs, future growth strategies, objectives, plans or current expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from those contemplated in the forward-looking statements. Such factors include, but are not limited to: (i) changes in customer preferences and demand for the Company's services; (ii) changes in the price for the Company's services relative to the cost of providing such services; (iii) in the various digital businesses in which the Company is engaged, capital and technical requirements will be beyond the Company's means, markets for the Company's services will be less robust than anticipated, or competition will be more intense than anticipated; (iv) the Company's ability or inability to complete acquisitions on satisfactory terms and to integrate acquired companies efficiently; (v) the cost and availability of financing for contemplated growth;
(vi) the possibility that business partners upon which the Company depends for technical assistance or management and acquisition expertise outside the United States will not perform as anticipated; (vii) changes in the political and economic environments in the countries in which the Company's international subsidiaries operate; and (viii) other trends in competitive or economic conditions affecting Iron Mountain's financial condition or results of operations not presently contemplated. Iron Mountain undertakes no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

      NOTE: Condensed Consolidated Financial Statements of Iron Mountain
                              Incorporated follow.

                           Iron Mountain Incorporated
                 Condensed Consolidated Statements of Operations
                  (Amounts in Thousands except Per Share Data)
                                   (Unaudited)

                                                   Three Months                 Twelve Months
                                                      Ended                         Ended
                                                   December 31,                  December 31,
                                           ---------------------------   ---------------------------
                                               2003           2004           2003           2004
                                           ------------   ------------   ------------   ------------
Revenues:
Storage
                                           $    240,262   $    275,134   $    875,035   $  1,043,366
Service and Storage Material Sales              168,228        203,793        626,294        774,223

Total Revenues                                  408,490        478,927      1,501,329      1,817,589

Operating Expenses:
  Cost of Sales (Excluding
   Depreciation)                                187,209        214,965        680,747        823,899
  Selling, General and
   Administrative                                98,264        132,790        383,641        486,246
  Depreciation and Amortization                  37,007         43,717        130,918        163,629
   (Gain) Loss on Disposal /
   Writedown of Property, Plant
    and Equipment, Net                             (756)           579          1,130           (681)

       Total Operating Expenses                 321,724        392,051      1,196,436      1,473,093

Operating Income                                 86,766         86,876        304,893        344,496

Interest Expense, Net                            39,716         45,318        150,468        185,749
Other income, Net                                (4,925)       (12,224)        (2,564)        (7,988)

       Income Before Provision
        for Income Taxes and
        Minority Interest                        51,975         53,782        156,989        166,735

Provision for Income Taxes                       22,095         22,906         66,730         69,574
Minority Interest in Earnings of
 Subsidiaries                                     1,454            989          5,622          2,970

       Net Income                          $     28,426   $     29,887   $     84,637   $     94,191

Net Income Per Share - Basic               $       0.22   $       0.23   $       0.66   $       0.73
Net Income Per Share - Diluted             $       0.22   $       0.23   $       0.65   $       0.72

Weighted Average Common Shares
 Outstanding - Basic                            128,151        129,532        127,901        129,083
Weighted Average Common Shares
 Outstanding - Diluted                          130,205        131,537        130,077        131,176

Operating Income before
 Depreciation and Amortization             $    123,773   $    130,593   $    435,811   $    508,125

                           Iron Mountain Incorporated
                      Condensed Consolidated Balance Sheets
                             (Amounts in Thousands)
                                   (Unaudited)

                                             December 31,    December 31,
                                                 2003           2004
                                             ------------   ------------
ASSETS

Current Assets:
  Cash and Cash Equivalents                  $     74,683   $     31,942
  Accounts Receivable (less allowances of
   $20,922 and $13,886, respectively)             279,800        354,434
  Other Current Assets                            117,100        114,778
        Total Current Assets                      471,583        501,154

Property, Plant and Equipment:
  Property, Plant and Equipment at Cost         1,950,893      2,266,839
  Less: Accumulated Depreciation                 (458,626)      (617,043)
        Property, Plant and Equipment, net      1,492,267      1,649,796

Other Assets:
  Goodwill, net                                 1,776,279      2,040,217
  Other Non-current Assets, net                   151,970        251,220
        Total Other Assets                      1,928,249      2,291,437

        Total Assets                         $  3,892,099   $  4,442,387

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
  Current Portion of Long-term Debt          $    115,781   $     39,435
  Other Current Liabilities                       468,964        476,028
        Total Current Liabilities                 584,745        515,463

Long-term Debt, Net of Current Portion          1,974,147      2,438,587
Other Long-term Liabilities                       191,308        256,724

Minority Interests                                 75,785         13,045

Shareholders' Equity                            1,066,114      1,218,568

        Total Liabilities and
         Shareholders' Equity                $  3,892,099   $  4,442,387

    APPENDIX A

    Operating Income Before Depreciation and Amortization
    The Company uses Operating Income Before Depreciation and Amortization ("OIBDA"), an integral part of its planning and reporting systems, to evaluate the operating performance of the consolidated business. As such, the Company believes OIBDA provides current and potential investors with relevant and useful information regarding its ability to grow revenues faster than operating expenses. Additionally, the Company uses multiples of current and projected OIBDA in conjunction with its discounted cash flow models to determine its overall enterprise valuation and to evaluate acquisition targets. OIBDA is not a measurement of financial performance under accounting principles generally accepted in the United States, or GAAP, and should not be considered as a substitute for operating or net income or cash flows from operating activities (as determined in accordance with GAAP).
    Following is a reconciliation of operating income before depreciation and amortization to operating income and net income (in millions):

                                                 Three Months             Twelve Months
                                                    Ended                     Ended
                                                 December 31,              December 31,
                                           -----------------------   -----------------------
                                              2003         2004         2003         2004
                                           ----------   ----------   ----------   ----------
    OIBDA (Operating Income Before
 Depreciation and                          $      124   $      131   $      436   $      508
Amortization) (1)
Less: Depreciation and Amortization                37           44          131          164

Operating Income (1)                       $       87   $       87   $      305   $      344

Less: Interest Expense, net                        40           45          150          186

             Other (Income) Expense, net           (5)         (12)          (3)          (8)
             Provision for Income Taxes            22           23           67           70
             Minority Interest                      1            1            6            3

Net Income (1) (2)                         $       28   $       30   $       85   $       94

Major Components of Other (Income)
 Expense, net:
             Foreign Exchange Effects      $      (11)  $      (11)  $      (30)  $       (9)
             Debt Extinguishment
              Charges                      $        7   $       --   $       28   $        2

(1) Includes $1 million of gains and $1 million of losses on Disposal/ Write-down of Property, Plant and Equipment, net for the quarters ended December 31, 2003 and 2004, respectively, and $1 million of losses and $1 million of gains on Disposal / Write-down of Property, Plant and Equipment, net for the years ended December 31, 2003 and 2004, respectively.

(2)  Columns may not foot due to rounding.

     Contact: Stephen P. Golden
              Director of Investor Relations
              (617) 535-4799

SOURCE  Iron Mountain Incorporated
    -0-                             03/02/2005
    /CONTACT: Stephen P. Golden, Director of Investor Relations of Iron Mountain Incorporated, +1-617-535-4799/
    /Web site:  http://www.ironmountain.com /